Exhibit 99.1

Blue Star Foods Reports Growth of 28% to $12.8 Million Annual Revenue for 2022

Outperformed Previously Issued Preliminary Results

Highlighted by $1.4 Million Revenue from RAS Operations

Miami, FL – April 18, 2023 (GLOBE NEWSWIRE) – Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (“ESG”) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (“RAS”), announced financial and operational results for the twelve months ended December 31, 2022. The reported growth of 28% to $12.8 million annual revenue, is higher than the preliminary results previously issued of 20% to $12.0 million.

Key Financial Highlights for the Year Ended December 31, 2022

■	Revenue of $12.8 million
■	RAS revenues increased to $1.4 million
■	Net loss of $13.2 million (included $9.7 million of non-cash impairment charges and one-time non-recurring expenses)
■	Adjusted EBITDA loss increased to $3.5 million
■	Inventory and RAS biomass of $4.8 million at December 31, 2022 ($2.1 million at December 31, 2021)

Business Highlights for the Year Ended December 31, 2022

■	Submitted aquaculture license application to regulatory authorities for new and expanded land-based salmon aquaculture farm
■	Extended multi-year relationships with distributor partners
■	Selected HTH Engineering & Equipment LLC to build expanded soft-shell crab RAS facilities

Business Highlights Subsequent to the Year Ended December 31, 2022

■	Raised $1.8 million with Aegis Capital Corp. in an underwritten public offering
■	Entered into a supply agreement for up to $4 million annually with Just Food For Dogs, LLC

Management Commentary

John Keeler, Chairman and CEO of Blue Star, commented, “2022 was a transition year for us, for as we increased revenue, but we had to deal with higher costs of goods sold and inflationary operating expenses. With that said, we are very pleased with the progress of our RAS business. Our soft-shell crab RAS operations commenced in March 2022, generated close to $1.0 million in revenue and is poised for expansion.

Mr. Keeler, continued, “While our RAS expansion plans are taking longer than previously expected, we have made efforts to identify capital resources, both from private (non-dilutive) and government sources and currently hope to execute upon those over the next few months. We strongly believe our planned RAS expansion will be a major differentiator for us and contributor to accelerate revenue growth and profitability.”

Mr. Keeler concluded, “As we look forward in 2023, we believe we remain on track to restore our legacy business to pre-pandemic levels, with inflation cooling off our operating expenses and to advance to the next stage in the construction phase of our transformational soft-shell crab RAS facility. We look forward to providing updates on our progress.”

Financial Results for the Year Ended December 31, 2022

■	Revenue for the year ended December 31, 2022, increased by $2.8 million, or 28%, to $12.8 million compared to $10.0 million for the year ended December 31, 2021. The increase in revenue was primarily due to an increase in poundage sold during the year ended December 31, 2022.

■	Gross loss for the year ended December 31, 2022 was $0.6 million compared to gross profit of $2.0 million for the year ended December 31, 2021. This increase in losses is attributable to higher cost of goods sold compared to the cost of goods sold in the year ended December 31, 2021.

■	Operating loss for the year ended December 31, 2022, increased by $8.8 million, to $11.6 million, compared to $2.8 million for the year ended December 31, 2021. The increase in operating loss was attributable to a significant impairment loss. Operating loss for the year ended December 31, 2022 included non-cash or one-time non-recurring operating expenses of $9.7 million, comprised of non-cash items of $0.6 million in depreciation and amortization, $5.8 million impairment, $1.4 million accrued portion of convertible debt and $1.6 million in non-cash stock compensation.

■	Net loss for the year ended December 31, 2022, increased by $10.6 million, to $13.2 million, compared to $2.6 million for the year ended December 31, 2021. The increase in net loss is primarily attributable to a decline in gross profits, increase in operating expenses and funds deployed in the RAS projects and a significant impairment loss.

■	Adjusted EBITDA loss for the year ended December 31, 2022 was $3.5 million compared to $0.5 million for the year ended December 31, 2021.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated ESG seafood company that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating RAS full grow-out salmon farm in North America. The Company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Investors@bluestarfoods.com